Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Tritium DCFC Limited of our report dated September 23, 2022, relating to the financial statements of Tritium DCFC Limited, which appears in the Prospectus Supplement of Tritium DCFC Limited dated September 22, 2022, which forms a part of this Registration Statement.

/s/ PricewaterhouseCoopers

Brisbane, Australia

September 23, 2022